 As filed with the Securities and Exchange Commission, via EDGAR, on April 19,
                                      2004
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LIBERTY PROPERTY TRUST
             (Exact name of Registrant as specified in its charter)

             MARYLAND                                    23-7768996
   (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                  Identification Number)

              65 VALLEY STREAM PARKWAY, MALVERN, PENNSYLVANIA 19355
                                 (610) 648-1700
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             JAMES J. BOWES, ESQUIRE
                            65 VALLEY STREAM PARKWAY
                           MALVERN, PENNSYLVANIA 19355
                                 (610) 648-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with a copy to:

                           RICHARD A. SILFEN, ESQUIRE
                           JUSTIN W. CHAIRMAN, ESQUIRE
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 963-5000

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                                  Proposed
                                                              Proposed             Maximum
                                             Amount            Maximum            Aggregate
   Title of Shares to be                      to be         Offering Price         Offering           Amount of
        Registered                         Registered        Per Unit (1)          Price (1)       Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,        9,044              $38.56             $348,737             $45.00
$0.001 par value (2)

(1) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of the common shares of beneficial interest of Liberty Property Trust on the New York Stock Exchange on April 14, 2004.

(2) Includes rights to purchase Series A Junior Participating Preferred Shares of the Trust. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common shares.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS, MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED APRIL 19, 2004

PROSPECTUS

                                  9,044 SHARES
                             LIBERTY PROPERTY TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

         This prospectus may be used only in connection with the resale by one of our shareholders, from time to time, of up to an aggregate of 9,044 of our common shares. These common shares will be sold by the shareholder for its own account, and we will not receive any proceeds from the sale of these common shares. These shareholder received the common shares in exchange for units of limited partnership interest in our operating partnership, Liberty Property Limited Partnership.

         The shareholder may offer the common shares to purchasers in transactions on the New York Stock Exchange, in negotiated transactions or by other methods, at varying prices. For a fuller description of the various methods by which the common shares may be sold, see the section of this prospectus entitled "Plan of Distribution."

         The common shares are traded on the New York Stock Exchange under the symbol "LRY." On April 16, 2004, the last reported sale prices of the common shares on the New York Stock Exchange was $39.21 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON SHARES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS ____________, 2004.

                              ABOUT THIS PROSPECTUS

         This prospectus describes certain securities of Liberty Property Trust, which is a real estate investment trust. We sometimes refer to the Trust and Liberty Property Limited Partnership, the Trust's operating partnership, together, along with their subsidiaries and affiliates, using the words "we," "our" or "us," or as the "Company." As we describe below in the section entitled "Where to Find Additional Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in the common shares, you should read this prospectus and the information we otherwise file with the SEC.

                      WHERE TO FIND ADDITIONAL INFORMATION

         We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common shares are listed on the NYSE, and you can obtain our reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

         We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

                      65 Valley Stream Parkway
                      Malvern, Pennsylvania 19355
                      Telephone No.: (610) 648-1700

         The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus.

         We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

         (a) The Annual Report on Form 10-K of the Trust for the fiscal year ended December 31, 2003 (File No. 001-13130);

         (b) The description of the Trust`s common shares contained in the Registration Statement on Form 8-A of the Trust registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the Commission on June 8, 1994 (File No. 001-13130); and

         (c) The description of the Trust's preferred share purchase rights contained in the Registration Statement on Form 8-A of the Trust registering the preferred shares purchase rights under
                  Section 12 of the Securities Exchange Act of 1934, filed with the Commission on December 23, 1997 (File No. 001-13130).

         This prospectus is part of our registration statement. We have filed the registration statement with the SEC under the Securities Act of 1933 to register the common shares that we are offering by this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

         You should rely on the information that is in this prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover.

                                  RISK FACTORS

         Investing in the common shares can involve various risks. We have described below the risks that we believe are material to your investment decision. This section contains some forward looking statements. You should refer to the explanation of the qualifications and limitations on forward looking statements on page 16.

RISKS RELATED TO OUR PROPERTIES AND BUSINESS

ADVERSE EVENTS CONCERNING OUR EXISTING TENANTS, OR NEGATIVE MARKET CONDITIONS THAT MAY AFFECT OUR EXISTING TENANTS COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO ATTRACT NEW TENANTS, RELET SPACE, COLLECT RENT OR RENEW LEASES, AND THUS COULD ADVERSELY AFFECT OUR CASH FLOW FROM OPERATIONS AND INHIBIT GROWTH.

         Our cash flow from operations depends on the ability to lease space to tenants on economically favorable terms. Therefore, we could be adversely affected by various facts and events over which we have limited control, such as:

         - lack of demand for space in the areas where our properties are located

         -        inability to retain existing tenants and attract new tenants

         - oversupply of or reduced demand for space and changes in market rental rates

         - defaults by our tenants or their failure to pay rent on a timely basis

         -        the need to periodically renovate and repair our space

         -        physical damage to our properties

         - economic or physical decline of the areas where our properties are located

         - potential risk of functional obsolescence of our properties over time

         At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy or insolvency, leasing delay or failure to make rental payments when due could result in the termination of the tenant's lease and material losses to our Company.

         If our tenants do not renew their leases as they expire, we may not be able to rent the space. Furthermore, leases that are renewed, and some new leases for space that is relet, may have terms that are less economically favorable to us than current lease terms, or may require us to incur significant costs, such as for renovations, tenant improvements or lease transaction costs.

         Any of these events could adversely affect our cash flow from operations and our ability to make expected distributions to shareholders.

         A significant portion of our costs, such as real estate taxes, insurance costs, and debt service payments, generally are not reduced when circumstances cause a decrease in cash flow from our properties.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER ENTITIES THAT OPERATE IN OUR INDUSTRY.

         We experience a great deal of competition in attracting tenants for our properties and in locating land to develop and properties to acquire.

         In our effort to lease our properties, we compete for tenants with a broad spectrum of other landlords in each of our markets. These competitors include, among others, publicly-held REITs, privately-held entities, individual property owners and tenants who wish to sublease their space. Some of these competitors may be able to offer prospective tenants more attractive financial terms than we are able to offer.

         If the availability of land or high quality properties in our markets diminishes, our operating results could be adversely affected.

WE MAY EXPERIENCE INCREASED OPERATING COSTS, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

         Our properties are subject to increases in operating expenses such as insurance, cleaning, electricity, heating, ventilation and air conditioning, administrative costs and other costs associated with security, landscaping, repairs and maintenance of our properties. While our current tenants generally are obligated to pay a significant portion of these costs, there is no assurance that these tenants will make such payments or agree to pay these costs upon renewal or that new tenants will agree to pay these costs. If operating expenses increase in our markets, we may not be able to increase rents or reimbursements in all of these markets so as to meet increased expenses without at the same time decreasing occupancy rates. If this occurs, our ability to make distributions to shareholders could be adversely affected.

OUR ABILITY TO ACHIEVE GROWTH IN OPERATING INCOME DEPENDS IN PART ON OUR ABILITY TO DEVELOP PROPERTIES WHICH MAY SUFFER UNDER CERTAIN CIRCUMSTANCES.

         We intend to continue to develop properties where warranted by market conditions. The decline in demand for real estate has reduced the amount of development we are undertaking. We have a number of ongoing development projects and a number of land projects being readied for development.

         These projects include the proposed One Pennsylvania Plaza project, a proposed 1.3 million square foot office tower in Philadelphia's central business district, which is discussed below.

         Additionally, our general construction and development activities include the risks that:

         - construction and leasing of a property may not be completed on schedule, which could result in increased expenses and construction costs, and would result in reduced profitability for that property

         - construction costs may exceed our original estimates due to increases in interest rates and increased materials, labor or other costs, possibly making the property unprofitable because we may not be able to increase rents to compensate for the increase in construction costs

         - some developments may fail to achieve expectations, possibly making them unprofitable

         - we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project

         - we may abandon development opportunities after we begin to explore them and as a result, we may fail to recover costs already incurred. If we determine to alter or discontinue our development efforts, future costs of the investment may be expensed as incurred rather than capitalized and we may determine the investment is impaired resulting in a loss

         - we may expend funds on and devote management's time to projects which we do not complete

         - occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in lower than projected rental rates with the result that our investment is not profitable

OUR ONE PENNSYLVANIA PLAZA PROJECT IS SUBJECT TO A NUMBER OF RISKS RELATED TO ITS DEVELOPMENT, CONSTRUCTION AND LEASING.

         The One Pennsylvania Plaza project represents an investment, as of December 31, 2003, of approximately $64.5 million. The Company acquired the land for the project in late 2000 with the intention to build a state of the art office tower to meet identified demand for office space in Philadelphia arising from a series of lease expirations of large commercial tenants in Philadelphia's central business district during the 2005 to 2007 time frame. The project faces numerous challenges, including market conditions characterized by soft tenant demand. This condition has had an adverse impact on market rental rates and the resale value of Class A office buildings. Additionally, another new office tower project (725,000 square feet) located near the central business district has announced that it has substantial pre-leasing commitments. Although the Company does not believe that, as a result of its location, the other proposed tower is directly competitive with One Pennsylvania Plaza, the other tower does offer state and local tax incentives that may make it attractive to certain tenants and therefore creates additional leasing alternatives for tenants that will further weaken the rental market in the central business district.

         The Company is currently exploring its ability to offer similar tax incentives by having its project site designated a Keystone Opportunity Zone or a Keystone Opportunity Improvement Zone (individually or collectively a "KOZ") by the Commonwealth of Pennsylvania and the City of Philadelphia. A KOZ offers tax abatements or credits to companies that relocate or remain in KOZs. Specifically, businesses within the KOZ typically do not pay city or state taxes (i.e. real estate and corporate taxes). A KOZ designation requires an extensive approval process at the local and state level, as well as legislative approval and, once made, is effective for 15 years. The proposal to designate the Company's project site as a KOZ has provoked extensive public debate and opposition from owners of existing office buildings. The designation of the project site as a KOZ would be helpful in attracting certain types of tenants who would be able to qualify for the benefits of the KOZ because they meet certain requirements.

         As previously noted, the Company anticipates that it will attempt to attract tenants from among the substantial number of tenants whose leases expire in Philadelphia's central business district during the period from 2005 to 2007. In order to benefit from this opportunity, substantial leasing of One Pennsylvania Plaza would need to occur during 2004. The Company will not commence construction without an acceptable level of pre-leasing.

         Development of a project such as One Pennsylvania Plaza is subject to the general development and construction risks noted above. Those risks are magnified by the size of the project, anticipated to be approximately $425 million, and include construction risks associated with undertaking a construction project with the engineering and design complexities of a 58-story office tower. The project also bears the investment risk that the market value of this 1.3 million square foot office tower may not support the construction costs of $330 per square foot. Recent sales prices for several modern office towers, which were constructed on average 15 years ago, in Philadelphia's central business district, are estimated to be an average price of $183 per square foot.

         If the Company is unsuccessful in its leasing efforts, it may postpone, downsize or abandon the project with the result that future costs of the investment may be expensed as incurred rather than capitalized, and the Company may determine its investment is impaired, resulting in a loss.

         The Company has not commenced construction of this project but is in detailed discussions with various prospective tenants, some of which would lease enough space to justify the commencement of construction. However at this time, the Company has not entered into a lease with any tenant and cannot give any assurance that it will do so.

WE MAY SUFFER ECONOMIC HARM AS A RESULT OF ALLOCATING RESOURCES TO UNPROFITABLE EFFORTS TO ENTER NEW MARKETS.

         At times we may attempt to expand our operations into markets where we do not currently operate. We may fail to accurately gauge conditions in a new market prior to entering it, and therefore may not achieve our anticipated results in the new market. If this occurs, our cash flow from operations may be adversely affected.

WE FACE RISKS ASSOCIATED WITH PROPERTY ACQUISITIONS.

         We acquire individual properties and portfolios of properties, and intend to continue to do so. Our acquisition activities and their success are subject to the following risks:

         - when we are able to locate a desired property, competition from other real estate investors may significantly increase the purchase price

         -        acquired properties may fail to perform as expected

         - the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates

         - acquired properties may be located in new markets where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures

         - we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result, our results of operations and financial condition could be adversely affected

         We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

MANY OF OUR PROPERTIES ARE CONCENTRATED IN OUR PRIMARY MARKETS, AND WE THEREFORE MAY SUFFER ECONOMIC HARM AS A RESULT OF ADVERSE CONDITIONS IN THOSE MARKETS.

         Our properties are located principally in specific geographic areas in the Mid-Atlantic, Southeastern and Midwestern United States. Due to the concentration of our properties in these areas, performance is dependent on economic conditions in these areas. These areas have experienced periods of economic decline.

WE MAY NOT BE ABLE TO ACCESS FINANCIAL MARKETS TO OBTAIN CAPITAL ON A TIMELY BASIS, OR ON ACCEPTABLE TERMS.

         In order to qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of taxable income to shareholders each year, and thus cannot reinvest this portion of income in the business. As a result, retained cash flows are somewhat limited and we rely on proceeds from Property dispositions and third party capital sources for a portion of our capital needs, including capital for acquisitions and development. The public debt and equity markets are among the sources we rely on. There is no guarantee that we will be able to access these markets, or any other source of capital. The ability to access the public debt and equity markets depends on a variety of factors, including:

         -        general economic conditions affecting these markets

         -        our own financial structure and performance

         -        the market's opinion of REITs in general

         -        the market's opinion of REITs that own properties like ours

WE MAY SUFFER ADVERSE EFFECTS AS A RESULT OF THE TERMS OF AND COVENANTS RELATING TO OUR INDEBTEDNESS.

         Required payments on our indebtedness generally are not reduced if the economic performance of the portfolio declines. If the economic performance declines, net income, cash flow from operations and cash available for distribution to shareholders will be reduced. If payments on debt cannot be made, we could sustain a loss, or in the case of mortgages, suffer foreclosures by mortgagees or suffer judgments. Further, some obligations, including our $350 million credit facility and unsecured notes, as well as, at December 31, 2003, approximately $125.7 million in outstanding mortgage indebtedness, contain cross-default and/or cross-acceleration provisions, which means that a default on one obligation may constitute a default on other obligations.

         We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of our existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as the proceeds of sales of assets or new equity securities, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

         Our credit facility and unsecured debt securities contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt which we must maintain. Our continued ability to borrow under our $350 million credit facility is subject to compliance with our financial and other covenants. In addition, our failure to comply with such covenants could cause a default under this credit facility, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us, or be available only on unattractive terms.

OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING OR AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our senior unsecured debt is currently rated investment grade by the three major rating agencies.

However, there can be no assurance we will be able to maintain this rating, and in the event our senior debt is downgraded from its current rating, we would likely incur higher borrowing costs. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally.

FURTHER ISSUANCES OF EQUITY SECURITIES MAY BE DILUTIVE TO CURRENT SHAREHOLDERS.

         The interests of our existing shareholders could be diluted if we issue additional equity securities to finance future developments, acquisitions, or repay indebtedness. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including issuances of common and preferred equity.

AN INCREASE IN INTEREST RATES WOULD INCREASE OUR INTEREST COSTS ON VARIABLE RATE DEBT AND COULD ADVERSELY IMPACT OUR ABILITY TO REFINANCE EXISTING DEBT.

         We currently have, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which would adversely affect our cash flow and our ability to pay principal and interest on our debt and our ability to make distributions to our shareholders. Further, rising interest rates could limit our ability to refinance existing debt when it matures.

PROPERTY OWNERSHIP THROUGH JOINT VENTURES WILL LIMIT OUR ABILITY TO ACT EXCLUSIVELY IN OUR INTERESTS.

         From time to time we invest in joint ventures in which we do not hold a controlling interest. These investments involve risks that do not exist with properties in which we own a controlling interest, including the possibility that our partners may, at any time, have business, economic or other objectives that are inconsistent with our objectives. In instances where we lack a controlling interest, our partners may be in a position to require action that is contrary to our objectives. While we seek to negotiate the terms of these joint ventures in a way that secures our ability to act in our best interests, there can be no assurance that those terms will be sufficient to fully protect us against actions contrary to our interests. If the objectives of our co-venturers are inconsistent with ours, we may not in every case be able to act exclusively in our interests.

WE MAY SUFFER ECONOMIC HARM IF OUR ENTERPRISE RESOURCE PLANNING SOFTWARE IMPLEMENTATION EXPERIENCES INTERRUPTIONS OR DELAYS.

         On January 1, 2004 we launched an enterprise resource planning system for our business. It is anticipated that the enterprise resource planning system will continue to be implemented throughout the Company in 2004. The objective of the new information technology system is to improve our performance by achieving a number of specific financial and operational measures. The new information technology system has been designed to provide us with a stable, long-term platform enabling us to deliver value to our tenants through information sharing and electronic commerce as these issues become more important in future periods.

         Enterprise resource planning implementations are challenging initiatives that carry substantial project risk in the areas of cost overruns, project delays and business interruption. Failure to properly implement the new information technology system could have an adverse impact on our operating results.

RISKS RELATED TO THE REAL ESTATE INDUSTRY

REAL ESTATE INVESTMENTS ARE ILLIQUID, AND WE MAY NOT BE ABLE TO SELL OUR PROPERTIES IF AND WHEN WE DETERMINE IT IS APPROPRIATE TO DO SO.

         Real estate generally cannot be sold quickly. We may not be able to dispose of properties promptly in response to economic or other conditions. In addition, provisions of the Internal Revenue Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to shareholders and adversely impacting our ability to meet our obligations to the holders of other securities.

WE MAY EXPERIENCE ECONOMIC HARM IF ANY DAMAGE TO OUR PROPERTIES IS NOT COVERED BY INSURANCE.

         We carry insurance coverage on our properties of the type and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We believe all of our properties are adequately insured. However, we cannot guarantee that the limits of our current policies will be sufficient in the event of a catastrophe to our properties. Our existing property and liability policies expire in May 2004. We cannot guarantee that we will be able to renew or duplicate our current coverages in adequate amounts or at reasonable prices.

         We may suffer losses that are not covered under our comprehensive liability, fire, extended coverage and rental loss insurance policies. For example, we may not be insured for losses resulting from acts of war, certain acts of terrorism, or from environmental liabilities. If an uninsured loss or a loss in excess of insured limits should occur, we could lose capital invested in a Property, as well as any future revenue from the Property. We would nevertheless remain obligated on any mortgage indebtedness or other obligations related to the Property.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS.

         Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make distributions to our shareholders because:

         - as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination

         - the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination

         - even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs

         - governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs

         These costs could be substantial. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Changes in laws increasing the potential liability for environmental conditions existing at our properties may result in significant unanticipated expenditures.

         It is our policy to retain independent environmental consultants to conduct Phase I environmental site assessments and asbestos surveys with respect to our acquisition of properties. These assessments generally include a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents, but do not involve invasive techniques such as soil and ground water sampling. Where appropriate, on a property-by-property basis, our practice is to have these consultants conduct additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments are conducted, there is still the risk that:

         - the environmental assessments and updates did not identify all potential environmental liabilities

         - a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments

         - new environmental liabilities have developed since the environmental assessments were conducted

         - future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us

         While we test indoor air quality on a regular basis and have an ongoing maintenance program in place to address this aspect of property operations, inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to be connected to allergic reactions or other health effects and symptoms in susceptible individuals. If these conditions were to occur at one of our properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs could be costly, necessitate the temporary relocation of some or all of the property's tenants or require rehabilitation of the affected property.

OUR PROPERTIES MAY CONTAIN OR DEVELOP HARMFUL MOLD, WHICH COULD LEAD TO LIABILITY FOR ADVERSE HEALTH EFFECTS AND COSTS OF REMEDIATING THE PROBLEM.

         When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE, SAFETY AND OTHER REGULATIONS MAY REQUIRE US TO MAKE EXPENDITURES THAT ADVERSELY IMPACT OUR OPERATING RESULTS.

         All of our properties are required to comply with the Americans with Disabilities Act, ("ADA"). The ADA generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. Expenditures related to complying with the provisions of the ADA could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to shareholders.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

WE HAVE ELECTED REIT STATUS UNDER THE FEDERAL TAX LAWS, AND COULD SUFFER ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT.

         We have elected REIT status under federal tax laws and have taken the steps known to us to perfect that status, but we cannot be certain that we qualify, or that we will remain qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code (the "Code"), as to which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the related income tax regulations is greater in the case of a REIT that holds its assets in partnership form, as we do. Moreover, no assurance can be given that new tax laws will not significantly affect our qualification as a REIT or the federal income tax consequences of such qualification. New laws could be applied retroactively, which means that past operations could be found to be in violation, which would have a negative effect on the business.

         If we fail to qualify as a REIT in any taxable year, the distributions to shareholders would not be deductible when computing taxable income. If this happened, we would be subject to federal income tax on our taxable income at regular corporate rates. Also, we could be prevented from qualifying as a REIT for the four years following the year in which we were disqualified. Further, if we requalified as a REIT after failing to qualify, we might have to pay the full corporate-level tax on any unrealized gain in our assets during the period we were not qualified as a REIT. We would then have to distribute to our shareholders the earnings we accumulated while we were not qualified as a REIT. These additional taxes would reduce our funds available for distribution to our shareholders. In addition, while we were disqualified as a REIT, we would not be required by the Internal Revenue Code to make distributions to our shareholders. A failure by the Company to qualify as a REIT and the resulting requirement to pay taxes and interest (and perhaps penalties) would cause us to default under various agreements to which we are a party, including under our credit facility, and would have a material adverse effect on our business, prospects, results of operations, earnings, financial condition and our ability to make distributions to shareholders.

         Future economic, market, legal, tax or other considerations may cause our Board of Trustees to revoke our election to qualify as a REIT. This decision requires the consent of the holders of a majority of the voting interests of all of our outstanding common shares.

RISKS ASSOCIATED WITH POTENTIAL BORROWINGS NECESSARY TO MAKE DISTRIBUTIONS TO QUALIFY AS A REIT.

         We intend to make distributions to shareholders to comply with the distribution provisions of the Code necessary to maintain qualification as a REIT and to avoid income taxes and the non-deductible excise tax. Under certain circumstances, we may be required to borrow funds to meet the distribution requirements necessary to achieve the tax benefits associated with qualifying as a REIT. In such circumstances, we might need to borrow funds to avoid adverse tax consequences, even if our management believes that the prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations.

CERTAIN OFFICERS OF THE TRUST MAY NOT HAVE THE SAME INTERESTS AS SHAREHOLDERS AS TO CERTAIN TAX LAWS.

         Certain officers of the Trust own common units of limited partnership interest in Liberty Property Limited Partnership, our operating partnership. These units may be exchanged for our common shares. The officers who own those units and have not yet exchanged them for our common shares may suffer different and more adverse tax consequences than holders of our common shares suffer in certain situations:

         -        when certain of our properties are sold

         -        when debt on those properties is refinanced

         -        if we are involved in a tender offer or merger

         The Trust also owns units in the Operating Partnership. Because the Trust, as well as the certain officers who own units, face different consequences than shareholders do, the Trust and those officers may have different objectives as to these transactions than shareholders do.

CERTAIN ASPECTS OF OUR ORGANIZATION COULD HAVE THE EFFECT OF RESTRICTING OR PREVENTING A CHANGE OF CONTROL OF OUR COMPANY, WHICH COULD HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR SHARES.

         Our charter contains an ownership limit on shares. To qualify as a REIT, five or fewer individuals cannot own, directly or indirectly, more than 50% in value of the outstanding shares of beneficial interest. To this end, our Declaration of Trust, among other things, generally prohibits any holder of the Trust's shares from owning more than 5% of the Trust's outstanding shares of beneficial interest, unless that holder gets the consent from the Board of Trustees. This limitation could prevent the acquisition of control of the Company by a third party without the consent from the Board of Trustees.

         We have a staggered board and certain restrictive nominating procedures. The Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms as that class' term expires. The terms of the Class I, Class II and Class III trustees expire in 2004, 2005 and 2006, respectively. Any nominee for trustee must be selected under the nominating provisions contained in our Declaration of Trust and Bylaws. The staggered terms for trustees and the nominating procedures may affect shareholders' ability to take control of the Company, even if a change in control was in the shareholders' interest.

         The Company can issue preferred shares. Our Declaration of Trust authorizes the Board of Trustees to establish the preferences and rights of any shares issued. The issuance of preferred shares could have the effect of delaying, making more difficult or preventing a change of control of the Company, even if a change in control was in the shareholders' interest.

         We have a poison pill. Under the shareholder rights plan, rights are issued along with each of our common shares. Holders of these rights can purchase, under certain conditions, a portion of a preferred share of beneficial interest, or receive common shares, or common shares of an entity acquiring us, or other consideration, having a value equal to twice the exercise price of the right. The exercise price of the right is $200. This arrangement is often called a "poison pill." Our poison pill could have the effect of delaying or preventing a change of control of the Company, even if a change in control was in the shareholders' interest.

         There are limitations on acquisition of and changes in control pursuant to, and fiduciary protections of The Board under Maryland law. The Maryland General Corporation Law ("MGCL") contains provisions which are applicable to the Trust as if the Trust were a corporation. Among these provisions is a section, referred to as the "control share acquisition statute," which eliminates the voting rights of shares acquired in quantities so as to constitute "control shares," as defined under the MGCL. The MGCL also contains provisions applicable to us that are referred to as the "business combination statute," which would generally limit business combinations between the Company and any 10% owners of the Trust's shares or any affiliate thereof. Further, Maryland law provides broad discretion to the Board with respect to its fiduciary duties in considering a change in control of our Company, including that the Board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by the Board. Finally, the "unsolicited takeovers" provisions of the MGCL permit the Board, without shareholder approval and regardless of what is currently provided in our Declaration of Trust or Bylaws, to implement takeover defenses that our Company does not yet have, including: permitting only the Board to fix the size of the Board and permitting only the Board to fill a vacancy on the Board. All of these provisions may have the effect of inhibiting a third party from making an acquisition proposal for our Company or of delaying, deferring or preventing a change in control of the Company under circumstances that otherwise could provide the holders of Common Shares with the opportunity to realize a premium over the then current market price.

VARIOUS FACTORS OUT OF OUR CONTROL COULD HURT THE MARKET VALUE OF OUR PUBLICLY TRADED SECURITIES.

         General market conditions could change for the worse. The value of our publicly traded securities depends on various market conditions, which may change from time to time. In addition to general economic and market conditions and our particular financial condition and performance, the value of our publicly traded securities could be affected by, among other things, the extent of institutional investor interest in us and the market's opinion of REITs in general and, in particular, REITs that own and operate properties similar to ours.

         The market value of the equity securities of a REIT may be based primarily upon the market's perception of the REIT's growth potential and its current and future cash distributions, and may be secondarily based upon the real estate market value of the underlying assets. The failure to meet the market's expectations with regard to future earnings and cash distributions likely would adversely affect the market price of publicly traded securities.

         Rising market interest rates could make an investment in publicly traded securities less attractive. If market interest rates increase, purchasers of publicly traded securities may demand a higher annual yield on the price they pay for their securities. This could adversely affect the market price of publicly traded securities.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS WHICH MAY NOT COME TRUE

         The Private Securities Litigation Reform Act of 1995 provides us with a "safe harbor" for forward-looking statements we make. This means that we may not be liable to our shareholders if the projections we make about our future operations or performance do not come true. Certain materials that we have filed or will file with the SEC, and that we incorporate by reference in this Prospectus, contain forward-looking statements. When used throughout this report, the words "believes," "anticipates," and "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include projections about the performance of properties we acquire (including pro forma financial information that we file about those properties) and other business development activities. We may also make forward-looking statements about future capital expenditures, access to financing sources, the effects of regulations (including environmental regulations) and competition in our operations. These forward-looking statements involve important risks and uncertainties that could significantly affect our future results, which may not meet our expectations. Among other things, these risks and uncertainties could include the types of risks discussed in this "Risk Factors" section. Forward-looking statements indicate that assumptions have been used that are subject to a number of risks and uncertainties which could cause actual financial results or management plans and objectives to differ materially from those projected or expressed herein, including: the effect of national and regional economic conditions; rental demand; the Company's ability to identify and secure additional properties and sites that meet its criteria for acquisition or development; the availability and cost of capital; and the effect of prevailing market interest rates; and other risks described in this "Risk Factors" section and the materials incorporated by reference in this Prospectus. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

                                   THE COMPANY

         Liberty Property Trust (the "Trust") is a self-administered and self-managed Maryland real estate investment trust ("REIT") that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Southeastern, Mid-Atlantic and West Coast markets, founded in 1972. We provide leasing, property management, acquisition, development, construction and design management and other related services to our portfolio of industrial and office properties.

         On a consolidated basis, substantially all of the Trust's assets are owned directly or indirectly by, and all of the Trust's operations are conducted directly or indirectly by, Liberty Property Limited Partnership (the "Operating Partnership"). The Trust is the sole general partner and also is a limited partner of the Operating Partnership. Unless the context otherwise requires, as used in this Prospectus, (i) the term "Operating Partnership" includes Liberty Property Limited Partnership and its subsidiaries (and, where the context indicates, its predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities) and (ii) the term "Company" includes the Trust and the Operating Partnership.

         Our executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                               SELLING SHAREHOLDER

         The following table contains information as to the beneficial ownership of the common shares by the shareholder referred to on the cover of this prospectus (the "Selling Shareholder"). This information is given as of the date of this prospectus. Assuming the sale by the Selling Shareholder of all of the common shares available for resale under this prospectus, the Selling Shareholder will not own any of our outstanding common shares.

                                                       PRE-OFFERING                            POST-OFFERING (1)
                                        -----------------------------------------        ------------------------------
                                          TOTAL NUMBER                                   TOTAL NUMBER
                                           OF COMMON                                       OF COMMON
                                             SHARES                      COMMON             SHARES
                                          BENEFICIALLY    PERCENTAGE     SHARES           BENEFICIALLY    PERCENTAGE OF
          SELLING SHAREHOLDER                OWNED       OF CLASS (2)    OFFERED             OWNED          CLASS (2)
          -------------------                -----       ------------    -------             -----          ---------
Stanford Baratz, as Trustee of The
Stanford Baratz Revocable Trust dated
September 7, 1994                                              *          9,044                                *

----------------
*        Indicates less than one percent.

(1) Assumes the sale of all common shares offered by this prospectus by the Selling Shareholder to third parties unaffiliated with the Selling Shareholder.

(2) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder.

         The Selling Shareholder has not had any material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the units of limited partnership interest in exchange for which the common shares were issued.

         Under the terms of a Unitholder Registration Rights Agreement entered into by the Company and the Selling Shareholder at the time the Selling Shareholder received the units which it exchanged for the common shares, the Company agreed to register the common shares for resale by the Selling Shareholder to permit the resale of the common shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file any amendments and supplements to the registration statement that may be necessary in accordance with the rules and regulations of the Securities Act to keep the registration statement effective for the period reasonably necessary for the Selling Shareholder to complete its proposed offering of the common shares.

         The Company has agreed to bear certain expenses (other than broker discounts, commissions and the Selling Shareholder's legal fees, if any) in connection with the registration of these common shares.

                        FEDERAL INCOME TAX CONSIDERATIONS
             WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

         The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of the common shares is based on current law, is for general information only and is not intended as tax advice. The tax treatment of a holder of any of the common shares will vary depending on such holder`s particular situation, and this summary is addressed only to holders that hold the common shares as capital assets and does not attempt to address all aspects of federal income taxation relating to holders of the common shares. Nor does it discuss all of the aspects of federal income taxation that may be relevant to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, persons holding a position in a hedging transaction, regulated investment companies and pension funds) who are subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE TRUST`S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         General.   We have elected to be taxed as a REIT under Sections 856
through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance can be given that we have operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon our continuing ability to meet, through periodic operating results, specified levels of distributions to our shareholders, a specified diversity of share ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See the section "Failure to Qualify" in this prospectus beginning on page 25.

         In the opinion of Wolf, Block, Schorr and Solis-Cohen LLP ("Tax Counsel"), commencing with our taxable year ended December 31, 1994, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of our Operating Partnership will enable us to continue to meet the requirements for qualification and taxation as a REIT. Tax Counsel's opinion is based on various assumptions and is conditioned upon a series of representations made by us and our Operating Partnership as to factual matters, including representations regarding the nature of our income and assets and the past, present and future conduct of our business operations. Unlike an IRS tax ruling or court decision, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our qualification as a REIT. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See the section "Failure to Qualify" in this prospectus beginning on page 25.

         The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

         So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on an amount of our net income equal to the amount of our distributions to shareholders with respect to the taxable year. This treatment substantially eliminates the "double taxation" (taxation at both the entity and shareholder levels) that generally results from an investment in an entity taxable as a corporation. If we do not qualify as a REIT, we would be taxed at regular income tax rates applicable to corporations on all of our taxable income, whether or not distributed to our shareholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate income tax rates on any undistributed taxable income including undistributed net capital gains; (ii) we may be subject to the "alternative minimum tax" on our items of tax preference, if any; (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if we fail to satisfy the 75% or 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% test for the taxable year, in either case multiplied by a fraction intended to reflect our profitability; (vi) if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset in a taxable transaction during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate income tax rate unless an election is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset; and (viii) we could be subject to an excise tax if our dealings with any taxable REIT subsidiary are not at arm's length.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and
(vii) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

         We believe that we currently satisfy all of the conditions listed in the preceding paragraph. In addition, our declaration of trust includes restrictions regarding the transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements described in
(vi) and (vii) above. In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Tax Counsel is relying on our representation that ownership of our shares satisfies condition
(vii) and Tax Counsel expresses no opinion as to whether the ownership restrictions contained in the declaration of trust preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not generally cause our disqualification as a REIT beginning with our taxable year ended December 31, 1998, a monetary fine may result.

         In addition, a corporation may generally not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

         Effect of Subsidiary Entities, including partnerships. Prior to January 1, 2001, neither the Trust nor the Operating Partnership owned 10% or more of the voting securities of any corporate issuer, although the Operating Partnership owned 100% of the non-voting securities of several corporate issuers. During 2001 and 2002, the Operating Partnership acquired 100% of the voting securities of Liberty Property Development Corp., Liberty Property Development Corp.-II., Liberty Property Development Corp.-III, Liberty 2001 Corp., and Liberty UK Development Corp. The Operating Partnership also acquired shares of voting stock in Aymar House Ltd., constituting 50% of the voting power and 60% of the value of that company and 50% of the voting securities of Silversword Properties Ltd. During 2003, the Trust acquired 100% of the voting securities of Rouse Kent Ltd. and its subsidiaries and 50% of the voting securities of Cambridge MediPark Ltd. The Trust has timely filed taxable REIT subsidiary elections for each of these corporations. Neither the Trust nor the Operating Partnership owns a material interest in the securities of any other corporate entities except entities that are qualified REIT subsidiaries.

         A REIT may hold a direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary" ("TRS") without violating the REIT asset test, as long as the REIT's holdings of TRS securities do not exceed 20% of the value of the REIT's total assets. To qualify as a TRS, the subsidiary and the REIT must make a joint election to treat the subsidiary as a TRS. A TRS also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a TRS directly or indirectly owns more than 35% of the total voting power or value. See the section "Asset Tests" in this prospectus beginning on page 24. A TRS pays tax at regular corporate income rates on its taxable income. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

         Based on its analysis of the estimated value of the securities of each of the taxable REIT subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets of the Operating Partnership, the Trust has determined that its pro rata share of the securities of the taxable REIT subsidiaries combined does not exceed 20% of the total value of its assets. No independent appraisal will be obtained to support these conclusions, and Tax Counsel, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the values of each taxable REIT subsidiary. The 20% of value limitation must be satisfied each time the Trust increases its ownership of securities of any taxable REIT subsidiary (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 20% of value limitation, for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in any taxable REIT subsidiary.

         In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets and items of income of our Operating Partnership are treated as assets and items of income of ours for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes.

         Income Tests. In order to qualify as a REIT, the Trust must generally satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income, or through a TRS. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, a de minimis rule applies with respect to non-customary services provided beginning with our taxable year ended December 31, 1998. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

         We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving more than a de minimis amount of rents from any Related Party Tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

         We will provide certain services with respect to our properties through the Operating Partnership, which is not an "independent contractor." However, we believe (and have represented to Tax Counsel) that all of such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as "rents from real property." In rendering its opinion on our ability to qualify as a REIT, Tax Counsel is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an "independent contractor" or our TRS to provide such services.

         The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. We believe, and have represented to Tax Counsel, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

         Asset Tests. At the close of each quarter of its taxable year, the Trust must also satisfy the following tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities; (ii) not more than 25% of the value of its total assets may be represented by securities other than those in the 75% asset class; (iii) not more than 20% of the value of its total assets may be represented by securities of one or more TRS entities; and (iv) except for investments included in the 75% asset class, securities in a TRS or "qualified REIT subsidiary" and certain partnership interests: (1) not more than 5% of the value of its total assets may be represented by securities of any one issuer, (2) it may not hold securities that possess more than 10% of the total voting power of outstanding securities of a single issuer and (3) it may not hold securities that have a value of more than 10% of the total value outstanding of securities of any one issuer (other than certain "straight debt" obligations).

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the Operating Partnership as a result of a merger, the exercise of redemption rights or an additional capital contribution of proceeds of an offering of shares of beneficial interest), such failure may be cured by a disposition of sufficient non-qualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

         Annual Distribution Requirements. In order to qualify as a REIT, the Trust is generally required to distribute to its shareholders at least 90% of its taxable income (excluding net capital gain) each year. In addition, a REIT will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also may be subject to a 4% excise tax on undistributed income in certain events. We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements. In such circumstances, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying "deficiency dividends" to shareholders in a later year that are deemed to be included in determining our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay interest to the IRS based upon the amount of deficiency dividends distributed to our shareholders.

         Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate income tax rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, all distributions to our shareholders will be taxable as dividends from a C corporation to the extent of current and accumulated earnings and profits, and, individual and certain other non-corporate U.S. shareholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the "dividends received deduction." In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to shareholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

         Taxation of Taxable Domestic Shareholders. For purposes of this discussion, the term "U.S. shareholder" means a beneficial owner of our common shares that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person under applicable Treasury regulations in effect.

         Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income but will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible for the new reduced tax rates (with a maximum rate of 15%) for corporate dividends received by individuals and certain other non-corporate U.S. shareholders in years 2003 through 2008. An exception applies, however, and individual and certain other non-corporate U.S. shareholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) "REIT taxable income" that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic subchapter C corporations, and certain foreign corporations or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions that has been subject to tax.

         In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our common stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat U.S. shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to U.S. shareholders a corresponding credit for taxes paid by the REIT on such retained net capital gains, and increasing such U.S. shareholder's adjusted tax basis in our common shares by the difference between the amount of their shares of our net capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of individual and certain other non-corporate U.S. shareholders and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual and certain other non-corporate U.S. shareholders, to the extent of previously claimed depreciation deductions.

         Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder's common shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these common shares. To the extent that such distributions exceed the adjusted tax basis of U.S. shareholder's common shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

         Dispositions of Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the common shares relinquished at the time of the disposition. In general, a U.S. shareholder's tax basis will equal the U.S. shareholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by certain other non-corporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if the shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. shareholder as long-term capital gain.

         If a U.S. shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

         Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our shares. Distributions made to us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A. U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status. Non-U.S. shareholders may be required to comply with applicable certification procedures to establish that they are not U.S. shareholders in order to avoid the application of such information reporting requirements and backup withholding.

TAXATION OF TAX-EXEMPT U.S. SHAREHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. Although rental real estate investments may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our common shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax-exempt shareholder.

         Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

         In certain circumstances, a pension trust that (i) is described in
Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of our common shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common shares, collectively owns more than 50% of such shares. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our common shares, or us from becoming a pension-held REIT.

         Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our common shares.

TAXATION OF NON-U.S. SHAREHOLDERS

         The following is a summary of certain United States federal income tax considerations of the acquisition, ownership and disposition of our shares applicable to non-U.S. shareholders. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of United States federal income taxation.

         Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits which are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

         In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. holder's investment in our common shares is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

         Non-Dividend Distributions. Unless our shares constitute a U.S. real property interest, or USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder's basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

         Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be treated as held solely as a creditor for this purpose. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income tax, but may be subject to a U.S. federal withholding tax.

         Dispositions of Our Shares. Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our common shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe that we are, and expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we will remain a domestically controlled REIT.

         In the event that we do not constitute a domestically controlled REIT, a non-U.S. shareholder's sale of our common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the shares owned are of a class that is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding shares of that class at all times during a specified testing period.

         If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the common shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

         Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL

INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

INCOME TAXATION OF THE PARTNERSHIPS

         Effect of Tax Status of the Operating Partnership and the Property Partnerships on REIT Qualification. Substantially all of our investments are held through the Operating Partnership. The Operating Partnership owns, and has owned, real estate assets through one or more Property Partnerships. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Tax Counsel opined that, based on the provisions of the respective partnership agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations.

         If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See "-- Taxation of the Trust," above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

    Partners, Not the Operating Partnership or Property Partnerships, Subject to Tax

         A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

     Partnership Allocations

         Although the partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which generally require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Pre-Contribution Gain

         Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the "built-in" gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under
Section 704(c) of the Code.

         In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the partnership agreements of the Partnerships adopt the "traditional method" in accounting for items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of Section 704(c) of the Code may be limited by the so-called "ceiling rule" and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

         The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

         Basis in Operating Partnership Interest

         The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Operating Partnership and the Property Partnerships.

         If the allocation of the Trust's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on Treasury Regulations to be issued, the tax rates applicable to such capital gain will likely vary depending on the precise amount of time such interest has been held by the Trust and the nature of the Operating Partnership's property.

SALE OF THE PARTNERSHIPS' PROPERTY

         Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain (except for any portion of such gain that is treated as depreciation or cost recovery recapture), and may result in capital gain distributions to the shareholders. See "-- Taxation of Taxable Domestic Shareholders," below.

         The Trust's share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership. Complete assurance cannot be given, however, that the Trust will be able to avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

         State and Local Taxes. We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our common shares.

         Taxes imposed on the Trust on account of non-U.S. activities of the Trust. To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust's profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

         The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom ("U.K."). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. would be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

                              PLAN OF DISTRIBUTION

         The Trust has been advised by the Selling Shareholder that the Selling Shareholder may sell its common shares from time to time in transactions on the NYSE, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Shareholder may effect these transactions by selling the common shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of the common shares for whom the broker-dealer may act as an agent or to whom they may sell the common shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

         The Selling Shareholder and broker-dealers who act in connection with the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the common shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of the common shares, from such purchaser). Broker-dealers may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire common shares from the Selling Shareholder as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of those common shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of common shares involved; (c) the price at which these common shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to those securities for a period beginning when that person becomes a distribution participant and ending upon that person's completion of participation in a distribution, including stabilization activities in the common shares to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common shares, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the Selling Shareholder is a participant in a distribution, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common shares.

         The Selling Shareholder will pay all commissions and certain other expenses associated with the sale of the common shares. The common shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this prospectus. The Company has also agreed to indemnify the Selling Shareholder with respect to the common shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         The common shares are listed on the NYSE.

                                  LEGAL MATTERS

         Saul Ewing LLP, Baltimore, Maryland, has rendered an opinion with respect to the legality of the common shares offered hereby. The statements in this prospectus under the captions "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" and the other statements herein relating to the Trust`s qualification as a real estate investment trust have been passed upon for the Trust by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, the Trust`s United Kingdom affiliate.

                                     EXPERTS

         The consolidated financial statements and schedule of Liberty Property Trust appearing in Liberty Property Trust`s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                                                               Page
                                                                                                               ----
About This Prospectus.......................................................................................     2

Where To Find Additional Information........................................................................     2

Risk Factors................................................................................................     4

The Company.................................................................................................    18

Selling Shareholder.........................................................................................    18

Federal Income Tax Considerations With Respect To The Trust And The Operating Partnership...................    19

Plan Of Distribution........................................................................................    35

Legal Matters...............................................................................................    36

Experts  ...................................................................................................    36

                                  9,044 SHARES
                                     LIBERTY
                                 PROPERTY TRUST

                                  COMMON SHARES
                             OF BENEFICIAL INTEREST

                                   PROSPECTUS

                                __________, 2004

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Trust.

Securities and Exchange Commission registration fee             $    45
Legal fees and expenses                                           5,000
Accounting fees and expenses                                      5,000
Miscellaneous                                                        --
                                                                -------
Total                                                           $10,045
                                                                =======

         All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys` fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust`s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Article XII of the Trust`s Bylaws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings.

ITEM 16. EXHIBITS.

         Item     Description
         ----     -----------

         4 Rights Agreement, dated as of December 17, 1997, by and between the Trust and the Rights Agent (including as Exhibit A thereto the Form of Articles Supplementary Relating to Designation, Preferences, and Rights of Series A Junior Participating Preferred Shares of Liberty Property Trust, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto the Summary of Rights to Purchase Series A Junior Participating Preferred Shares). (Incorporated by reference to Exhibit 1 to the Trust's Registration Statement on Form 8-A filed with Commission on December 23, 1997).

         5.1      Opinion of Saul Ewing LLP.

         5.2      Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

         23.1     Consent of Ernst & Young LLP.

         23.2     Consent of Saul Ewing LLP (included in Exhibit 5.1).

         23.3 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in Exhibit 5.2).

         24 Powers of Attorney (included on signature pages included in this Registration Statement).

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant`s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 19th day of April, 2004.

                                    LIBERTY PROPERTY TRUST

                                    By: /s/ William P. Hankowsky
                                        ----------------------------------------
                                          William P. Hankowsky
                                          Chairman of the Board of Trustees,
                                          President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky and George J. Alburger, Jr., his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

                Signature                                      Title                               Date
                ---------                                      -----                               ----
/s/ William P. Hankowsky                   Chairman of the Board of Trustees, President      April 19, 2004
---------------------------                and Chief Executive Officer
 William P. Hankowsky                      (Principal Executive Officer)

/s/ George J. Alburger, Jr.                Chief Financial Officer (Principal Financial      April 19, 2004
---------------------------                and Accounting Officer)
 George J. Alburger, Jr.

                Signature                               Title                                    Date
                ---------                               -----                                    ----
/s/ Frederick F. Buchholz
______________________________________                 Trustee                               April 19, 2004
Frederick F. Buchholz

/s/ Thomas C. DeLoach, Jr.
______________________________________                 Trustee                               April 19, 2004
Thomas C. DeLoach, Jr.

/s/ Daniel P. Garton
______________________________________                 Trustee                               April 19, 2004
Daniel P. Garton

/s/ J. Anthony Hayden
______________________________________                 Trustee                               April 19, 2004
J. Anthony Hayden

/s/ M. Leanne Lachman
______________________________________                 Trustee                               April 19, 2004
M. Leanne Lachman

/s/ David L. Lingerfelt
_____________________________________                  Trustee                               April 19, 2004
David L. Lingerfelt

/s/ John A. Miller
_____________________________________                  Trustee                               April 19, 2004
John A. Miller

/s/ Stephen B. Siegel
_____________________________________                  Trustee                               April 19, 2004
Stephen B. Siegel
